EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER NV CONSOLIDATED FINANCIAL STATEMENTS

We consent to the incorporation by reference in this Registration Statement of Reed Elsevier PLC and Reed Elsevier NV on Form S-8 of our report dated February 14, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132R), relating to the consolidated financial statements of Reed Elsevier NV and management's report on the effectiveness of internal control over financial reporting for Reed Elsevier NV, appearing in and incorporated by reference in the Annual Report on Form 20-F of  Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2006.

Deloitte Accountants B.V.

Amsterdam, The Netherlands

June 8, 2007